EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-183614) and related Prospectus of Griffin Capital Essential Asset REIT, Inc. (formerly known as Griffin Capital Net Lease REIT, Inc.) (the Company) for the registration of $1,100,000,000 in shares of its common stock and to the incorporation by reference therein of (i) our report dated July 17, 2013 with respect to the Statement of Revenues and Certain Operating Expenses of the Schlumberger property for the year ended December 31, 2012 included in the Company’s Form 8-K/A dated July 17, 2013, (ii) our report dated February 28, 2013, with respect to the consolidated financial statements and schedule of the Company as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2012, (iii) our report dated June 6, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Westinghouse property for the year ended December 31, 2011 included in the Company’s Form 8-K/A dated June 6, 2012, and (iv) our report dated April 12, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the AT&T property for the year ended December 31, 2011 included in the Company’s Form 8-K/A dated April 12, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 20, 2013